Exhibit 22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of InnSuites Hospitality Trust:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of InnSuites Hospitality Trust (the “Company”) as of January 31, 2025 and 2024, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or are required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved especially challenging, subjective, or complex judgments.

We determined that there is below critical audit matter.

●	Investment in UniGen

The Company holds an investment in UniGen, consisting of a convertible note receivable and shares of common stock, with a total carrying amount of approximately $1.67 million as of January 31, 2025. Evaluating the potential impairment of this investment required significant auditor judgment due to the inherent uncertainties associated with UniGen’s ongoing product development, its ability to complete engineering milestones, future financing plans, and forecasted commercialization prospects. Given the complexity of assessing the valuation and collectability of the investment, including evaluating third-party appraisal reports, order commitments, and future cash flow assumptions, this matter was determined to be a critical audit matter.

How the Matter Was Addressed in the Audit

Our audit procedures related to the evaluation of the potential impairment of the Company’s investment in UniGen included, among others:

○	Obtaining and reviewing management’s impairment analysis and supporting documentation.
○	Evaluating the reasonableness of management’s assumptions related to UniGen’s operational progress.
○	Reviewing the last independent third-party valuation reports and recent stock sale transactions.
○	Assessing the adequacy of the Company’s disclosures related to the UniGen investment.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.

Irvine, CA

April 30, 2025